Exhibit 10.2

EXCHANGE AGREEMENT

This Exchange Agreement (this “Agreement”) is made and entered into as of this 20th day of October, 2009 by and between JGB Capital LP, JGB Capital Offshore Ltd. and SAMC LLC (collectively, “JGB”), and such other entity or entities directly or indirectly controlling or controlled by or under direct or indirect common control with the foregoing entities (together with JGB, each a “Holder”, collectively, the “Holders”), and TranSwitch Corporation, a Delaware corporation (the “Company”).

RECITALS

WHEREAS, the Holders in the aggregate currently hold $2,313,000 in aggregate principal amount (the “Holder Outstanding Notes”) of the Company’s outstanding 5.45% Convertible Notes due 2010 (the “Outstanding Notes”) issued pursuant to that certain Indenture, dated as of July 6, 2007 (the “Outstanding Notes Indenture”), between the Company and U.S. Bank National Association, as trustee;

WHEREAS, each of the Holders desires to exchange the Holder Outstanding Notes for an equal principal amount of the Company’s 5.45% Convertible Notes due September 30, 2011 (the “New Notes”) in the amounts set forth on Exhibit C attached hereto, to be issued pursuant to the Indenture (as defined below) on the terms and conditions set forth in this Agreement (the “Note Exchange”);

WHEREAS, the Company desires to issue to the Holders, upon the terms and conditions set forth herein, $2,313,000 in aggregate principal amount of New Notes (the “Holder New Notes”) in the amounts set forth on Exhibit C attached hereto in exchange for the Holder Outstanding Notes in the Note Exchange;

WHEREAS, contemporaneously with the execution and delivery of this Agreement, the Company is entering into one or more agreements substantially identical to this Agreement (the “Other Agreements” and, together with this Agreement, the New Notes and the Indenture, the “Transaction Documents”), pursuant to which the Company and all of the holders of Outstanding Notes other than the Holders (the “Other Holders”) shall on the Closing Date (as defined below) exchange each of the Outstanding Notes held by the Other Holders for New Notes, upon the same terms and conditions set forth in this Agreement;

WHEREAS, the New Notes will be issued pursuant to the Indenture, to be entered into by the Company and the Trustee named therein (the “Trustee”), in the form of Exhibit A hereto (the “Indenture”); and

WHEREAS, the Note Exchange is being made in reliance upon the exemption from registration provided by Section 3(a)(9) of the Securities Act of 1933, as amended, and the rules and regulations thereunder (the “Securities Act”).

NOW, THEREFORE, in consideration of the premises and the agreements set forth below, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE I
Exchange

Section 1.1      Exchange and Sale of the Holder New Notes.   Upon the terms and subject to the conditions of this Agreement, at the Closing (as defined herein), the Company shall issue to and exchange with each of the Holders, and each of the Holders agrees to accept from the Company, $2,313,000 in aggregate principal amount of New Notes, together with all accrued and unpaid interest paid in cash on the Holder Outstanding Notes to, but excluding, the Closing Date, for $2,313,000 in aggregate principal amount of the Holder Outstanding Notes.

Section 1.2      Closing. Subject to the terms and conditions hereof, the closing of the transactions contemplated by this Agreement (the “Closing”) shall take place on the third business day after the date hereof at the offices of Brown Rudnick LLP, One Financial Center, Boston, Massachusetts 02111, or on such other date and at such other place as the parties may agree in writing (the “Closing Date”). At the Closing, (i) each of the Holders shall deliver or cause to be delivered to the Company all of such Holder’s right, title and interest in and to all of the Holder Outstanding Notes and whatever documents of conveyance or transfer may be necessary or desirable to transfer to and confirm in the Company all right, title and interest in and to the Holder Outstanding Notes, (ii) the Company shall issue to each of the Holders the Holder New Notes and pay to such Holder in cash by wire transfer or via DTC of immediately available funds an amount equal to the accrued and unpaid interest on the Holder Outstanding Notes to, but excluding, the Closing Date, and (iii) to QVT Fund LP (“QVT”), an amount not to exceed $30,000 as reimbursement for the reasonable fees, costs and expenses incurred by QVT in connection with the drafting, negotiation, preparation, execution and performance of this Agreement, pursuant to Section 4.12 hereof; provided, however, that the parties acknowledge that the issuance of the Holder New Notes to each of the Holders may be delayed due to procedures and mechanics within the system of The Depository Trust Company (“DTC”) and that such delay will not be a default under this Agreement so long as (i) the Company is using its best efforts to effect the issuance of one or more global notes representing the Holder New Notes, (ii) such delay is no longer than three (3) business days and (iii) interest shall accrue on the Holder New Notes from the date of the Indenture.

Section 1.3      Conditions to Closing. (i) The obligation of the Holders hereunder to consummate the transactions contemplated hereby at the Closing is subject to the satisfaction, at or before the Closing Date, of each of the following conditions; provided that these conditions are for each of the Holders’ sole benefit and may be waived by such Holder at any time in its sole discretion by providing the Company with prior written notice thereof:

(a)     The Company shall have executed and delivered this Agreement to the Holders;

(b)     The Company and the Trustee shall have executed and delivered the Indenture and delivered an executed copy thereof to the Holders;

(c)     The Company shall have executed and delivered to the Holders the Holder New Notes in the aggregate principal amount set forth in Section 1.1;

(d)    The transactions contemplated by the Other Agreements, including the exchange of all of the Outstanding Notes held by the Other Holders for New Notes, shall be consummated contemporaneously with the Closing;

(e)     The Company shall have submitted an additional share listing notification form (the “Nasdaq Application”) (along with any required supporting documentation) for the shares of the Company’s Common Stock, $.001 par value per share, (“Common Stock”) issuable upon conversion or redemption of the New Notes, including the Holder New Notes, with the NASDAQ Capital Market and received acceptance of such Nasdaq Application from the Nasdaq Listing Department;

(f)      The Company shall have delivered to the Holders a certificate of the Company, dated the Closing Date, executed by the secretary of the Company certifying in such capacity and on behalf of the Company (i) as to the incumbency and signature of the officer of the Company who executed this Agreement and the Holder New Notes; (ii) as to the adoption of resolutions of the board of directors of the Company  (the “Board of Directors”) which are in full force and effect on the Closing Date, authorizing (x) the execution and delivery of this Agreement, the Indenture and the New Notes, and (y) the performance of the obligations of the Company hereunder and thereunder; (iii) as to the Company’s Amended and Restated Certificate of Incorporation, as amended and in effect as of the Closing Date (the “Certificate of Incorporation”); and (iv) the Company’s Second Amended and Restated Bylaws, as in effect as of the Closing Date (the “Bylaws”);

(g)     The representations and warranties of the Company in this Agreement shall be true and correct on and as of the Closing Date with the same effect as if made on the Closing Date and the Company shall have performed, satisfied and complied with all of the covenants, agreements and conditions on its part to be performed, satisfied or complied with at or prior to the Closing Date, and the Company shall have delivered to the Holders a certificate of the Chief Executive Officer or Chief Financial Officer of the Company, dated the Closing Date, to the foregoing effect;

(h)     Simultaneously with the Closing, the Company shall have issued an aggregate principal amount of New Notes that, including the Holder New Notes together with the other New Notes issued to the Other Holders, equals $10,013,000;

(i)      Subsequent to the execution and delivery of this Agreement and prior to the Closing Date, there shall have been no suspension or material limitation of trading in the Common Stock on the NASDAQ Capital Market;

(j)      The Company shall have obtained a Committee on Uniform Securities Identification Procedures number (CUSIP number) for the New Notes; and

(k)     The Company shall have delivered to the Holders the opinion of Brown Rudnick LLP, dated as of the Closing Date, in substantially the form of Exhibit B attached hereto.

(ii)           The obligation of the Company hereunder to consummate the transactions contemplated hereby at the Closing is subject to the satisfaction, at or before the Closing Date, of each of the following conditions, provided that these conditions are for the Company’s sole benefit and may be waived by the Company at any time in its sole discretion by providing the Holders with prior written notice thereof:

(a)     The Holders shall have executed and delivered to the Company this Agreement; and

(b)     The Holders shall have delivered, or caused to be delivered, to the Company the Holder Outstanding Notes being exchanged pursuant to this Agreement.

ARTICLE II
Representations and Warranties of the Holder

Each of the Holders, severally and not jointly, does hereby make the following representations and warranties, each of which is true and correct on the date hereof and the Closing Date and shall survive the Closing Date and the transactions contemplated hereby to the extent set forth herein.

Section 2.1      Existence and Power.

(a)     The Holder is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has the power, authority and capacity to execute and deliver this Agreement, to perform its obligations hereunder, and to consummate the transactions contemplated hereby.

(b)     The execution of this Agreement by the Holder and the consummation by the Holder of the transactions contemplated hereby do not and will not constitute or result in a breach, violation, conflict or default under any note, bond, mortgage, deed, indenture, lien, instrument, contract, agreement, lease or license to which the Holder is a party, whether written or oral, express or implied, or any statute, law, ordinance, decree, order, injunction, rule, directive, judgment or regulation of any court, administrative or regulatory body, governmental authority, arbitrator, mediator or similar body on the part of the Holder or on the part of any other party thereto or cause the acceleration or termination of any obligation or right of the Holder, except for such breaches, conflicts, defaults, rights or violations which would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of the Holder to perform its obligations hereunder.

Section 2.2      Valid and Enforceable Agreement; Authorization. This Agreement has been duly executed and delivered by the Holder and constitutes a legal, valid and binding obligation of the Holder, enforceable against the Holder in accordance with its terms, except that such enforcement may be subject to (a) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to enforcement of creditors’ rights generally, and (b) general principles of equity.

Section 2.3      Title to Holder Outstanding Notes. The Holder is a beneficial owner of and has the investment power, including the power to dispose of, and has good and valid title to, its portion of the Holder Outstanding Notes being exchanged by such Holder as set forth on Exhibit C attached hereto, hereby, free and clear of any mortgage, lien, pledge, charge, security interest, encumbrance, title retention agreement, option, equity or other adverse claim thereto. The Holder has not, in whole or in part, (i) assigned, transferred, hypothecated, pledged or otherwise disposed of the Holder Outstanding Notes or its rights in the Holder Outstanding Notes being exchanged by the Holder hereby, or (ii) given any person or entity any transfer order, power of attorney or other authority of any nature whatsoever with respect to such Holder Outstanding Notes.

Section 2.4      No Public Market.  The Holder understands that no public market now exists for the New Notes, and that the Company has made no assurance that a public market will ever exist for the New Notes.

Section 2.5      History of Holder Outstanding Notes; Non-Affiliate Status.  The Holder purchased the Holder Outstanding Notes on July 6, 2007 and has held the Holder Outstanding Notes continuously since such date.  The Holder is not, and has not been during the preceding three months, an “affiliate” of the Company (an “Affiliate”) as such term is defined in Rule 144 under the Securities Act (or a successor rule thereto) (“Rule 144”).

ARTICLE III
Representations, Warranties and Covenants of the Company

The Company hereby makes the following representations, warranties and covenants, each of which is true and correct on the date hereof and the Closing Date and shall survive the Closing Date and the transactions contemplated hereby to the extent set forth herein.

Section 3.1      Existence and Power.

(a)     The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the power, authority and capacity to own its properties, to carry on its business as currently conducted and proposed to be conducted, to execute and deliver this Agreement and the other Transaction Documents, to perform the Company’s obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby.

(b)     The execution, delivery and performance of this Agreement and the other Transaction Documents by the Company and the consummation by the Company of the transactions contemplated hereby and thereby, including the issuance of all of the shares of Common Stock into which the New Notes, including the Holder New Notes, may be converted upon conversion of the New Notes (the “Underlying Common Stock”), (i) do not require the consent, approval, authorization, order, registration or qualification of, or filing with, any governmental or self-regulatory authority or court, or body or arbitrator having jurisdiction over the Company other than the Company’s filings with the NASDAQ Capital Market and DTC expressly contemplated hereby; and (ii) do not and will not constitute or result in a breach, violation or default under any note, bond, mortgage, deed, indenture, lien, instrument, contract, agreement, lease or license, whether written or oral, express or implied, or with the Certificate of Incorporation or the Bylaws, or any statute, law, ordinance, decree, order, injunction, rule, directive, judgment or regulation of the NASDAQ Capital Market (including the stockholder approval requirements thereof), any court, administrative or regulatory body, governmental or self-regulatory authority, arbitrator, mediator or similar body on the part of the Company or on the part of any other party thereto or cause the acceleration or termination of any obligation or right of the Company or any other party thereto.

Section 3.2      Valid and Enforceable Agreement; Authorization.  The execution, delivery and performance of this Agreement and the other Transaction Documents by the Company and the consummation by the Company of the transactions contemplated hereby and thereby, including the issuance of $10,013,000 in principal amount of the New Notes, and the reservation for issuance and the issuance of the Underlying Common Stock upon conversion of the New Notes, have been duly authorized by the Board of Directors, and no further consent, authorization or approval is required therefor by the Company or the Board of Directors or the Company’s stockholders under the Certificate of Incorporation, the Bylaws, applicable law, the rules of the NASDAQ Capital Market or otherwise.  This Agreement has been duly executed and delivered by the Company and constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that such enforcement may be subject to (a) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to enforcement of creditors’ rights generally, and (b) general principles of equity.  As of the Closing Date, each of the other Transaction Documents will have been duly executed and delivered by the Company and will constitute a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that such enforcement may be subject to (a) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to enforcement of creditors’ rights generally, and (b) general principles of equity.

Section 3.3      Capitalization. At the Closing, the authorized capital stock of the Company will consist of 300,000,000 shares of Common Stock, par value $0.001 per share, and 1,000,000 shares of Preferred Stock, par value $0.01 per share.  As of the close of business on October 14, 2009, there were 160,051,041 shares of Common Stock issued and outstanding.  All such issued and outstanding shares have been duly authorized and validly issued, and are fully paid and non-assessable, and were issued in compliance with all applicable state and federal laws concerning the issuance of securities and all applicable preemptive, participation, rights of first refusal and other similar rights.  There are no shares of Preferred Stock of the Company issued or outstanding.  Except as set forth in the SEC Documents (as defined below), no Person has any right to subscribe for or to purchase (including conversion and preemptive rights and rights of first refusal and similar rights), or any options for the purchase of, or any agreements providing for the issuance (contingent or otherwise) of, any calls, commitments or other claims of any character relating to, any equity securities or any securities convertible into or exchangeable for any equity securities of the Company.  Except for 25,196,436 shares of Common Stock reserved for issuance pursuant to the Company’s stock option, restricted stock and employee stock purchase plans described in the SEC Documents (the “Company Stock Award Plans”), including no more than 22,444,558 shares of Common Stock issuable pursuant to outstanding awards under the Company Stock Award Plans as of the date of this Agreement, and 200,000 of shares of Series A Junior Preferred Stock reserved for issuance pursuant to the Rights Agreement, dated as of October 1, 2001, between TranSwitch Corporation, and Computershare Trust Company, N.A. (formerly known as Equiserve Trust Company, N.A) and amended by Amendment No. 1 to Rights Agreement, dated as of February 24, 2006, no shares of capital stock of the Company are reserved for issuance under any plan, agreement or arrangement.

Section 3.4      Valid Issuance of the Holder New Notes.  The New Notes, when issued, sold and delivered in accordance with the terms and for the consideration set forth in this Agreement and the Other Agreements, as applicable, and the Indenture, will constitute legal and binding obligations of the Company, be validly issued and free of restrictions on transfer other than restrictions on transfer under this Agreement, applicable state and federal securities laws and liens or encumbrances created by or imposed by the Holders, and enforceable against the Company in accordance with their terms, except that such enforcement may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to enforcement of creditors’ rights generally, and (b) general principles of equity. Assuming the accuracy of the representations of each of the Holders in Section 2 of this Agreement and of the representations of the Other Holders in Section 2 of each of the Other Agreements, the New Notes will be issued in compliance in all material respects with all applicable federal and state securities laws. The Underlying Common Stock has been duly reserved for issuance, and upon issuance in accordance with the terms of the Certificate of Incorporation, will be validly issued, fully paid and nonassessable and free of restrictions on transfer other than liens or encumbrances created by or imposed by the Holders or the Other Holders (assuming for purposes only of restrictions under applicable securities laws that neither the Holders nor any of the Other Holders is an Affiliate at the time of such issuance). Based in part upon the representations of the Holders in Section 2 of this Agreement and the representations of the Other Holders in Section 2 of each of the Other Agreements, the Underlying Common Stock, when issued and delivered in accordance with the terms of the New Notes and the Indenture, will be issued in compliance in all material respects with all applicable federal and state securities laws. Neither the Company, nor any of its subsidiaries or affiliates, nor, to the Company’s knowledge, any Person acting on its or their behalf, has engaged in any form of general solicitation or general advertising (within the meaning of Regulation D under the Securities Act) in connection with the offer or sale of the New Notes or the Underlying Common Stock.  None of the Company, its subsidiaries, any of their affiliates and any Persons acting on their behalf has, directly or indirectly, made any offers or sales of any security or solicited any offers to buy any security, under circumstances that would require registration of any of the New Notes or the Underlying Common Stock under the Securities Act or cause this offering of the New Notes and the Underlying Common Stock to be integrated with prior offerings by the Company for purposes of any applicable stockholder approval provisions, including under the rules and regulations of the NASDAQ Capital Market.  None of the Company, its subsidiaries, their affiliates and any Persons acting on their behalf will take any action or steps referred to in the preceding sentence that would require registration of any of the New Notes or the Underlying Common Stock under the Securities Act or cause the offering of the New Notes or the Underlying Common Stock to be integrated with other offerings for purposes of any applicable stockholder approval provisions.  For purposes hereof, “Person” means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization or a government or any department or agency thereof or any other legal entity.  Without limiting the foregoing, the issuance by the Company of the New Notes is, and the issuance of the Underlying Common Stock upon conversion of the New Notes will be, exempt from registration under the Securities Act and state securities laws pursuant to the exemption from registration set forth in Section 3(a)(9) of the Securities Act and similar exemptions under state law.

Section 3.5      SEC Documents; Financial Statements.  The Company timely filed with the Securities and Exchange Commission (the “SEC”) each of the Company’s Annual Report on Form 10-K filed on March 13, 2009, the Company’s Quarterly Reports on Form 10-Q filed on May 11, 2009 and August 10, 2009, the Company’s Definitive Proxy Statement filed on April 20, 2009, and the Company’s Current Reports on Form 8-K filed on February 20, 2009, March 6, 2009, March 24, 2009, April 8, 2009, April 9, 2009, May 18, 2009, May 27, 2009 and August 12, 2009 (all of such filings currently filed with the SEC referred to, collectively, as the “SEC Documents”), and since October 20, 2008, has timely filed all other reports, schedules, forms, statements and other documents required to be filed by with the SEC pursuant to the reporting requirements of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (the “Exchange Act”). As of their respective dates, the SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such SEC Documents.  As of their respective dates, the SEC Documents did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.  The audited consolidated financial statements and unaudited interim financial statements of the Company included in the SEC Documents comply as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto.  The financial statements and schedules included in the SEC Documents: have been prepared in accordance with generally accepted accounting principles applied on a consistent basis (except as may be indicated therein or in the notes thereto); present fairly, in all material respects, the consolidated financial position of the Company and its subsidiaries as of the dates thereof and the consolidated results of their operations and cash flow for the periods then ended, subject, in the case of the unaudited interim financial statements, to normal year-end audit adjustments and any other adjustments described therein and the fact that certain information and notes have been condensed or omitted in accordance with the Exchange Act; and are in all material respects, in accordance with the books of account and records of the Company.  The Company is eligible to use SEC Form S-3 for a primary issuance of Common Stock.

Section 3.6      Legal Proceedings.  No legal or governmental proceedings or investigations are pending or, to the knowledge of the Company, threatened to which the Company or any of its subsidiaries is a party or to which the property of the Company or any of its subsidiaries is subject that are not described in the SEC Documents, except for such proceedings or investigations which would not reasonably be expected to, singly or in the aggregate, result in a Material Adverse Effect. As used in this Agreement, the term “Material Adverse Effect” shall mean, when used in respect of any matter relating to the Company, a material adverse effect (i) on the business, condition (financial or otherwise), properties or results of operations of the Company and its subsidiaries, considered as one enterprise, (ii) on the transactions contemplated by this Agreement or the other Transaction Documents or (iii)  on the authority or ability of the Company to enter into and perform its obligations under this Agreement and the other Transaction Documents.

Section 3.7      Compliance with Laws; Permits.  The Company and its subsidiaries possess all certificates, authorizations and permits issued by the appropriate federal, state or foreign regulatory authorities necessary to conduct their respective businesses, except where the failure to have such certificates, authorizations and permits would not reasonably be expected to have a Material Adverse Effect, and none of the Company and its subsidiaries has received any notice of proceedings relating to the revocation or modification of any such certificate, authorization or permit which would reasonably be expected to, singly or in the aggregate, result in a Material Adverse Effect. The Company and its subsidiaries are and have been in compliance with all applicable laws, statutes, ordinances, rules, regulations, orders, judgments, decisions, decrees, standards, and requirements relating to their respective businesses, except where any such non-compliance would not reasonably be expected to have a Material Adverse Effect.  Except as described in the SEC Documents, without limiting the generality of the foregoing, the Company is not in violation of any of the material rules, regulations or requirements of the NASDAQ Capital Market and has no knowledge of any facts or circumstances that would reasonably lead to delisting or suspension of the Common Stock by the NASDAQ Capital Market in the foreseeable future.  Except as described in the SEC Documents, the Company has not received any communication, written or oral, from the SEC or the NASDAQ Capital Market regarding the suspension or delisting of the Common Stock from the NASDAQ Capital Market.

Section 3.8      No Material Adverse Effect.  Since the respective dates as of which information is given in the SEC Documents, there has not been any event, development or occurrence having a Material Adverse Effect on the Company or its subsidiaries, except as reflected or disclosed in a subsequent SEC Document.

Section 3.9      Disclosure.  On or before the first business day following the date of this Agreement, the Company shall issue a press release and file a Form 8-K with the SEC disclosing all material terms of the transactions contemplated hereby (and, in the case of such Form 8-K, including the Transaction Documents as exhibits thereto) and any other material nonpublic information delivered by the Company or its agents or counsel to the Holders or any agent acting on such Holder’s behalf.  Upon the filing of such press release and Form 8-K, no Holder shall be in possession of any information that constitutes or could reasonably be expected to constitute material, nonpublic information provided to the Holders by the Company or any agent acting on its behalf.  The Company shall not, and shall cause each of its subsidiaries and its and each of their respective officers, directors, employees and agents not to, provide the Holders with any material, nonpublic information regarding the Company or any of its subsidiaries from and after the filing of such Form 8-K with the SEC without the express written consent of the Holders. The Company understands and confirms that the Holders will rely on the foregoing representations in effecting the transactions contemplated hereby.

Section 3.10    Dilution.  The Company hereby acknowledges that (a) the Holders or one or more of the Other Holders may engage in hedging and/or trading activities at various times during the period that the New Notes and the Underlying Common Stock are outstanding, including during the periods that the value of the shares of Underlying Common Stock deliverable with respect to Securities are being determined and (b) such hedging and/or trading activities, if any, can reduce the value of the existing stockholders’ equity interests in the Company both at and after the times the hedging and/or trading activities are being conducted.  The Company acknowledges that such aforementioned hedging and/or trading activities do not constitute a breach of this Agreement, the New Notes or any of the documents executed in connection herewith.  Notwithstanding the forgoing, the Company assumes that all such activity by the Holders and each of the Other Holders shall be in compliance with all applicable federal and state securities laws and disclaims any liability for actions by the Holders or any of the Other Holders that fail to comply with all applicable laws.

Section 3.11    Outstanding Obligations.  As of the date hereof, there are $10,013,000 in aggregate principal amount of Outstanding Notes, including the Holder Outstanding Notes.  Upon the consummation of the transactions contemplated hereby and by the Other Agreements, there will be no Outstanding Notes outstanding.  Immediately following the Closing, $10,013,000 in aggregate principal amount of New Notes, including the Holder New Notes, will be outstanding.

Section 3.12    Legend.  The Company acknowledges and agrees that, based on each of the Holders’ representation made in Section 2 of this Agreement, as of the Closing Date none of the Holder New Notes, nor any shares of Underlying Common Stock issuable upon conversion of the Holder New Notes, shall bear any legend regarding registration under the Securities Act or restrictions on transfer.

Section 3.13    Rule 144.  Assuming each of the Holders does not become an affiliate of the Company, the Company shall not, directly or indirectly, dispute or otherwise interfere with any claim by the Holders that the holding period of any Holder New Notes and Underlying Common Stock issued upon conversion of any Holder New Notes (including any Underlying Common Stock issued to the Holders pursuant to an Installment Conversion (as defined in the Indenture)) for purposes of Rule 144 relates back (i.e., tacks) to the holding period for the Holder Outstanding Notes.  The Company agrees and acknowledges that, assuming as provided in this Section 3.13, under Rule 144, as currently in effect, such tacking is permitted.

Section 3.14    Additional Securities-Related Covenants.    The Company shall use all reasonable efforts to cause the Indenture to be qualified under the Trust Indenture Act of 1939, as amended, and the rules and regulations thereunder (the “TIA”), in a timely manner and, in connection therewith, cooperate with the Trustee and the Holders of the New Notes or the Underlying Common Stock to effect such changes to the Indenture, if any, as may be required for such Indenture to be so qualified in accordance with the terms of the TIA, and execute, and use all reasonable efforts to cause the Trustee to execute, all customary documents as may be required to effect such changes, and all other forms and documents (including Form T-1) required to be filed with the SEC to enable the Indenture to be so qualified.  The Company shall (a) list the Underlying Common Stock on any securities exchange on which the Common Stock is then listed, (b) use its reasonable efforts to maintain the listing of the Common Stock on the NASDAQ Capital Market or another national securities exchange (including by using reasonable efforts to comply with the rules and regulations thereof), and (c) use its reasonable efforts to file with the SEC in a timely manner all annual reports on Form 10-K and quarterly reports on Form 10-Q required of the Company under the Exchange Act so long as the Company remains subject to such requirements.

Section 3.15    No Violation of Outstanding Notes or Outstanding Notes Indenture.  The Company has not breached or violated any of the provisions of, nor is there any continuing Default or Event of Default (each as defined in the Outstanding Notes Indenture) under, any of the Outstanding Notes or the Outstanding Notes Indenture.

Section 3.16    Acknowledgments.  The Company hereby irrevocably and unconditionally acknowledges, affirms and covenants to the Holders that:

(a)     the Holders are not in default under the Holder Outstanding Notes, the Outstanding Notes Indenture or any of the agreements, arrangements or understandings entered into or agreed upon by the Holders in connection with, or otherwise relating to, the acquisition of the Holder Outstanding Notes by the Holders (the “Outstanding Notes Documents”), as applicable, and has not otherwise breached any obligations to the Company or any of its subsidiaries.

(b)     there are no offsets, counterclaims or defenses to the obligations, liabilities and indebtedness of every nature of the Company owed under or in respect of the Holder Outstanding Notes or the Holder New Notes (the “Obligations”), including the liabilities and obligations of the Company under the Holder Outstanding Notes or the Holder New Notes or to the rights, remedies or powers of the Holders in respect of any of the Obligations, any of the Holder Outstanding Notes Documents, the Outstanding Notes Indenture or any of the  Transaction Documents, as applicable, and the Company agrees not to, and to cause each of its subsidiaries not to, interpose (and each does hereby waive and release) any such defense, set-off or counterclaim in any action brought by the Holders with respect thereto.

ARTICLE IV
Miscellaneous Provisions

Section 4.1      Notice.  Any notice provided for in this Agreement shall be in writing and shall be either personally delivered, or mailed first class mail (postage prepaid) with return receipt requested or sent by reputable overnight courier service (charges prepaid) to such address and to the attention of such person as the recipient party has specified by prior written notice to the sending party. Notices will be deemed to have been given hereunder when delivered personally, three (3) business days after deposit in the U.S. mail postage prepaid with return receipt requested and two (2) business days after deposit postage prepaid with a reputable overnight courier service for delivery on the next business day.

Section 4.2      Entire Agreement.  This Agreement, the Holder New Notes, the Indenture and the other documents and agreements executed in connection with the transactions contemplated hereby embody the entire agreement and understanding of the parties hereto with respect to the subject matter hereof and supersede all prior and contemporaneous oral or written agreements, representations, warranties, contracts, correspondence, conversations, memoranda and understandings between or among the parties or any of their agents, representatives or affiliates relative to such subject matter, including the Outstanding Notes Documents, the Outstanding Notes Indenture and any term sheets, emails or draft documents.

Section 4.3      Assignment; Binding Agreement.  This Agreement and the various rights and obligations arising hereunder shall inure to the benefit of and be binding upon the parties hereto and their successors and assigns.

Section 4.4      Counterparts.  This Agreement may be executed in multiple counterparts, and on separate counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument. Any counterpart or other signature hereupon delivered by facsimile or other electronic transmission shall be deemed for all purposes as constituting good and valid execution and delivery of this Agreement by such party.

Section 4.5      Remedies Cumulative.  All rights and remedies of the parties under this Agreement are cumulative and without prejudice to any other rights or remedies available under this Agreement or at law or in equity (including a decree of specific performance and/or other injunctive relief), and no remedy contained herein shall be deemed a waiver of compliance with the provisions giving rise to such remedy, and nothing herein shall limit each of the Holders’ right to pursue actual damages for any failure by the Company to comply with the terms of this Agreement.  The Company acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the Holders and that the remedy at law for any such breach may be inadequate.  The Company therefore agrees that, in the event of any such breach or threatened breach, the Holders shall be entitled, in addition to all other available remedies, to an injunction restraining any breach, without the necessity of showing economic loss and without any bond or other security being required.

Section 4.6      Governing Law.  This Agreement shall in all respects be construed in accordance with and governed by the substantive laws of the State of New York, without reference to its choice of law rules.  Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in The City of New York, Borough of Manhattan, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper.

Section 4.7      No Third Party Beneficiaries or Other Rights.  Except as provided in Section 4.16, nothing herein shall grant to or create in any person not a party hereto, or any such person’s dependents or heirs, any right to any benefits hereunder, and no such party shall be entitled to sue any party to this Agreement with respect thereto.

Section 4.8      Waiver; Consent.  This Agreement may not be changed, amended, terminated, augmented, rescinded or discharged (other than in accordance with its terms), in whole or in part, except by a writing executed by the parties hereto. No waiver of any of the provisions or conditions of this Agreement or any of the rights of a party hereto shall be effective or binding unless such waiver shall be in writing and signed by the party claimed to have given or consented thereto. Except to the extent otherwise agreed in writing, no waiver of any term, condition or other provision of this Agreement, or any breach thereof shall be deemed to be a waiver of any other term, condition or provision or any breach thereof, or any subsequent breach of the same term, condition or provision, nor shall any forbearance to seek a remedy for any noncompliance or breach be deemed to be a waiver of a party’s rights and remedies with respect to such noncompliance or breach.

Section 4.9      Word Meanings.  The words such as “herein,” “hereinafter,” “hereof,” and “hereunder” refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires. The singular shall include the plural, and vice versa, unless the context otherwise requires. The masculine shall include the feminine and neuter, and vice versa, unless the context otherwise requires.  The use of the word “including” in this Agreement shall be by way of example rather than limitation.

Section 4.10    No Broker.  Each party represents and warrants that it has not engaged any third party as broker or finder or incurred or become obligated to pay any broker’s commission or finder’s fee in connection with the transactions contemplated by this Agreement other than such fees and expenses for which it shall be solely responsible.

Section 4.11    Further Assurances.  Each of the Holders and the Company hereby agree to execute and deliver, or cause to be executed and delivered, such other documents, instruments and agreements, and take such other actions, as either party may reasonably request in connection with the transactions contemplated by this Agreement.

Section 4.12    Costs and Expenses.  On the Closing Date, the Company shall reimburse QVT for an amount not to exceed $30,000 as reimbursement for the reasonable fees, costs and expenses incurred thereby in connection with the drafting, negotiation, preparation, execution and performance of this Agreement, including reasonable attorneys’ fees, against delivery to the Company of invoices or other appropriate documentation in reasonable detail.  The Company shall pay its own fees, costs and expenses incurred in connection with the drafting, negotiation, preparation, execution and performance of this Agreement, including attorneys’ fees.

Section 4.13    Headings.  The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

Section 4.14    Severability.  If any one or more of the provisions contained herein, or the application thereof in any circumstance, is held invalid, illegal or unenforceable, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions contained herein shall not be affected or impaired thereby.

Section 4.15    Reasonable Best Efforts.  Each party shall use its reasonable best efforts to timely satisfy each of the conditions to be satisfied by it as provided in Section 1.3 of this Agreement.

Section 4.16    Indemnification.  In consideration of each of the Holders’ execution and delivery of this Agreement and acquiring the Holder New Notes in exchange for the Holder Outstanding Notes hereunder and in addition to all of the Company’s other obligations under this Agreement and the other Transaction Documents, the Company shall defend, protect, indemnify and hold harmless the Holders and all of each of the Holders’ stockholders, partners, members, managers, officers, directors, employees and direct or indirect investors and any of the foregoing Persons’ agents or other representatives (including those retained in connection with the transactions contemplated by this Agreement) (collectively, the “Indemnitees”, who are third party beneficiaries of this Section 4.16), as incurred, from and against any and all actions, causes of action, suits, claims, losses, costs, penalties, fees, liabilities and damages, and expenses in connection therewith (irrespective of whether any such Indemnitee is a party to the action for which indemnification hereunder is sought), and including reasonable attorneys’ fees and disbursements (the “Indemnified Liabilities”), incurred by any Indemnitee as a result of, or arising out of, or relating to (a) any misrepresentation or breach of any representation or warranty made by the Company in this Agreement or any of the other Transaction Documents, or (b) any breach of any covenant, agreement or obligation of the Company contained in this Agreement or any of the other Transaction Documents.  To the extent that the foregoing undertaking by the Company may be unenforceable for any reason, the Company shall make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under applicable law.

Section 4.17    Independent Nature of Obligations and Rights.  The obligations of each of the Holders and the Other Holders under any Transaction Documents are several and not joint with the obligations of any other such Person, and the Holder shall not be responsible in any way for the performance of the obligations of any Other Holder under any of the Transaction Documents.  Nothing contained herein or in any other Transaction Document, and no action taken by any of the Holders or any of the Other Holders pursuant hereto or thereto, shall be deemed to constitute the Holders and any of the Other Holders as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that they are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated by the Transaction Documents, and the Company acknowledges that they are not acting in concert or as a group, and the Company will not assert any such claim with respect to such obligations or the transactions contemplated by the Transaction Documents.  Each of the Holders and the Other Holders shall be entitled to independently protect and enforce its rights, including the rights arising out of this Agreement or out of any other Transaction Document, and it shall not be necessary for any other Person to be joined as an additional party in any proceeding for such purpose.

*  *  *  *  *  *

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed as of the date first above written.

HOLDERS:

JGB CAPITAL LP

By:	/s/ Brett Cohen
Name: Brett Cohen
Title: Chief Executive Officer

JGB CAPITAL OFFSHORE LTD.

By:	/s/ Brett Cohen
Name: Brett Cohen
Title: Director

SAMC LLC

By:	/s/ Brett Cohen
Name: Brett Cohen
Title: Inv. Advisor

THE COMPANY:

TRANSWITCH CORPORATION

By:	/s/ Santanu Das
Name: Santanu Das
Title: President and Chief Executive Officer

[Signature Page to Exchange Agreement]

Exhibit A

Form of Indenture

Exhibit B

Form of Opinion of Brown Rudnick LLP

Exhibit C

ENTITY	AMOUNT OF OUTSTANDING NOTES TO BE EXCHANGED	AMOUNT OF HOLDER NEW NOTES TO BE ISSUED

JGB Capital LP	$289,000	$289,000

JGB Capital Offshore Ltd	$1,157,000	$1,157,000

SAMC LLC	$867,000	$867,000

Total	$2,313,000	$2,313,000